                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              THE FIRST YEARS INC.
                (Name of Registrant as Specified In Its Charter)

                              THE FIRST YEARS INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322

                                                                   April 6, 2001

Dear Fellow Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of The First Years Inc. on Thursday, May 17, 2001 at 10:30 a.m. at the Marriott Courtyard Hotel, 200 Technology Center Drive, Stoughton, Massachusetts.

     At this year's Annual Meeting you will be asked to elect the nominee directors recommended by The First Years Inc. Board of Directors and to ratify the selection of the independent public accountants for the 2001 fiscal year. Such other business will be transacted as may properly come before the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date, and return your proxy card promptly in the envelope provided. This will ensure your proper representation at the Annual Meeting. If the address on the accompanying material is incorrect, please advise our Transfer Agent, EquiServe, L.P., 150 Royall Street, Canton, MA 02021.

     Your vote is important. We will appreciate a prompt return of your signed proxy card and hope to see you at the meeting.

                                          Cordially,

                                          /s/ Ronald J. Sidman
                                          RONALD J. SIDMAN
                                          Chairman, President and
                                          Chief Executive Officer

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                                 (508) 588-1220

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001
                            ------------------------

To the Stockholders of The First Years Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The First Years Inc., a Massachusetts corporation (the "Company"), will be held on Thursday, May 17, 2001, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 200 Technology Center Drive, Stoughton, Massachusetts, for the following purposes:

     1. To elect two Class III Directors to the Board of Directors with terms expiring at the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 20, 2001 as the record date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open.

     All stockholders are cordially invited to attend the meeting.

             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
                 WE URGE YOU TO MARK, SIGN AND RETURN PROMPTLY
                THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                            By order of the Board of Directors

                                            EVELYN SIDMAN
                                              Clerk
Avon, Massachusetts
April 6, 2001

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                                 (508) 588-1220

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 2001

PROXY SOLICITATION INFORMATION

  General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Years Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2001, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 200 Technology Center Drive, Stoughton, Massachusetts and at any adjournments thereof (the "Meeting").

  Cost of Solicitation

     The cost of this solicitation, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies personally or by telephone or facsimile.

  Mailing of Proxy Statement, Proxy, Annual Report and Form 10-K Report

     This Proxy Statement and the accompanying Proxy will be mailed on or about April 6, 2001, to all Stockholders entitled to notice of and to vote at the Meeting. A copy of the Company's Annual Report for the fiscal year ended December 31, 2000 will be mailed concurrently with this Proxy Statement to each stockholder entitled to vote at the Meeting. The Annual Report is not part of the Proxy Statement.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND RELATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, WHO REQUESTS A COPY OF SUCH IN WRITING. REQUESTS SHOULD BE SENT TO THE FIRST YEARS INC., ONE KIDDIE DRIVE, AVON, MASSACHUSETTS 02322, ATTENTION: JOHN R. BEALS, SENIOR VICE PRESIDENT -- FINANCE, TREASURER AND CHIEF FINANCIAL OFFICER.

QUORUM, VOTES REQUIRED AND TABULATION OF VOTES

  Stockholders Entitled to Vote

     The close of business on March 20, 2001 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on March 20, 2001, there were 9,190,577 shares of Common Stock outstanding and entitled to vote. With respect to all matters which will come before the Meeting, each stockholder may cast one vote for each share registered in his or her name on the record date.

  Quorum

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding, and entitled to vote must be present to hold the Meeting. This is referred to as a quorum. Proxies received that withhold authority to vote for a nominee for election as a director and those that are marked as abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

  Vote Required for Election of Directors

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. This means that the two nominees receiving the highest number of "For" votes will be elected as directors. A properly executed proxy marked "Withhold" or "For All Except" with respect to the election of one or more nominees will not be counted as a vote "cast" or have any effect on the election of such nominee or nominees.

  Votes Required for all Other Proposals

     The affirmative vote of the holders of a majority of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Meeting is required for the approval of all other proposals. A properly executed proxy marked "Abstain" with respect to any proposal will be treated as shares present or represented and entitled to vote on such proposal and will have the same effect as a vote against on a particular matter.

  Returned Proxy Cards Which Do Not Provide Voting Instructions

     Proxies that are signed and returned will be voted in the manner instructed by a stockholder. If you sign and return your proxy card with no instructions, the proxy will be voted "For All Nominees" with respect to the election of all nominees for director named in this Proxy Statement and "For" the proposal set forth in Item 2.

  Broker Non-Votes

     If you hold your shares of Common Stock in "street name" (that is, through a broker, bank or other representative), you are considered the beneficial owner of the shares held in street name. As the beneficial owner, you have the right to direct your broker on how to vote. Brokers who have not received instructions from beneficial owners generally have the authority to vote on certain "routine" matters, including the election of directors and ratification of the selection of auditors. With respect to a non-routine matter, a broker is not permitted to vote such shares on your behalf as to such matter. Shares representing such "broker non-votes" with respect to a non-routine matter will not be voted in favor of such matter and will also not be counted as votes cast on such matter. Accordingly, "broker non-votes" will have no effect on the outcome of the vote.

  Changing Your Vote

     You may revoke the proxy that you give the Company at any time before the proxy is voted at the Meeting. In order to do this, you must either

     - send a written notice, stating your desire to revoke your proxy, to Mrs. Evelyn Sidman, Clerk of the Company,

     - send the Company a signed proxy that bears a later date than the one you intend to revoke, or

     - attend the Meeting and vote in person.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the knowledge of the Company, certain information concerning the beneficial ownership of the Common Stock of the Company as of March 1, 2001 by each stockholder known by the Company to be (i) the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(ii) each current director of the Company, (iii) each of the executive officers named in the Summary Compensation Table on page 9 who were serving as executive officers at the end of the 2000 fiscal year and (iv) all directors and current executive officers of the Company as a group:

                                                              AMOUNT AND
                                                               NATURE OF
                                                              BENEFICIAL     PERCENTAGE
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)              OWNERSHIP     OF CLASS(2)
          ---------------------------------------             ----------     -----------
Evelyn Sidman...............................................     336,800         3.5%
Jerome M. Karp..............................................      39,040(3)        *
Ronald J. Sidman............................................   1,111,216(4)     11.4%
Benjamin Peltz..............................................     249,802(5)      2.6%
Fred T. Page................................................      81,700(6)        *
Kenneth R. Sidman...........................................     258,965(7)      2.7%
Lewis M. Weston.............................................      32,333(8)        *
Walker J. Wallace...........................................      46,168(9)        *
John R. Beals...............................................      45,381(10)       *
Wayne Shea..................................................      48,649(11)       *
Bruce Baron.................................................      48,144(12)       *
James A. Connors, Jr. ......................................           0           *
Deborah H. Levenson.........................................      12,500(13)       *
Santa Monica Partners, L.P. ................................     692,000(14)     7.5%
     1865 Palmer Avenue
     Larchmont, NY 10538
Neuberger Berman, Inc. .....................................     798,300(15)     8.5%
     Neuberger Berman, LLC
     605 Third Avenue
     New York, NY 10158-3698
Systematic Financial Management, L.P. ......................     764,325(16)     8.3%
     300 Frank W. Burr Boulevard
     Teaneck, NJ 07666
J.P. Morgan Chase & Co. ....................................     574,945(17)     6.3%
     270 Park Avenue
     New York, NY 10017
Liberty Wanger Asset Management, L.P. ......................     641,000(18)     7.0%
     227 West Monroe Street, Suite 3000
     Chicago, IL 60606
All directors and current executive officers as a group (11
  persons)..................................................   2,298,199(19)    22.8%

---------------

   * Less than 1% of outstanding shares of Common Stock.

 (1) The address of all individual directors and executive officers is c/o the Company, One Kiddie Drive, Avon, Massachusetts 02322.

 (2) The number of shares of Common Stock issued and outstanding on March 1, 2001 was 9,175,765 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding on March 1, 2001, plus shares of Common Stock subject to options held by such person on March 1, 2001 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

 (3) Includes 38,000 shares issuable to Mr. Karp pursuant to stock options exercisable within 60 days of March 1, 2001.

 (4) Includes 148,758 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of March 1, 2001. Also includes 49,486 shares owned beneficially by Mr. Sidman's wife, Marjorie Sidman, who has sole voting and investment power over such shares. Mr. Sidman disclaims any beneficial interest in such shares.

 (5) Includes 32,000 shares issuable to Mr. Peltz pursuant to stock options exercisable within 60 days of March 1, 2001.

 (6) Includes 68,000 shares issuable to Mr. Page pursuant to stock options exercisable within 60 days of March 1, 2001. Also includes 500 shares beneficially owned by each of Mr. Page's wife and two children, as to which shares Mr. Page disclaims beneficial ownership.

 (7) Includes 25,333 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of March 1, 2001.

 (8) Includes 25,333 shares issuable to Mr. Weston pursuant to stock options exercisable within 60 days of March 1, 2001.

 (9) Includes 37,768 shares issuable to Mr. Wallace pursuant to stock options exercisable within 60 days of March 1, 2001. Also includes 1,400 shares held by one of Mr. Wallace's children over which he exercises shared voting and investment control.

(10) Includes 23,351 shares issuable to Mr. Beals pursuant to stock options exercisable within 60 days of March 1, 2001. Also includes 10 shares beneficially owned by each of Mr. Beals' wife and two children, as to which shares Mr. Beals disclaims beneficial ownership.

(11) Includes 29,249 shares issuable to Mr. Shea pursuant to stock options exercisable within 60 days of March 1, 2001.

(12) Includes 46,144 shares issuable to Mr. Baron pursuant to stock options exercisable within 60 days of March 1, 2001.

(13) Ms. Levenson's employment with the Company terminated on September 8, 2000.

(14) As reported on Schedule 13D filed with the Securities and Exchange Commission in August 1994, Lawrence J. Goldstein, general partner of Santa Monica Partners, may be deemed to beneficially own 692,000 shares of the Company's stock and shares voting and dispositive power with Santa Monica Partners over such shares.

(15) Neuberger Berman, LLC has informed the Company as follows: Neuberger Berman, LLC ("Neuberger") is a registered investment advisor. In its capacity as investment advisor, Neuberger may have discretionary authority to dispose of or to vote shares that are under its management. As a result, Neuberger may be deemed to have beneficial ownership of such shares. Neuberger does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of individuals from or proceeds from the sale of such shares. Neuberger Berman Inc. is the parent holding company and owns 100% of Neuberger Berman, LLC and Neuberger Berman Management, Inc. As of March 23, 2001, of the shares set forth above, Neuberger had shared dispositive power with respect to 798,300 shares, sole voting power with respect to 322,800 shares and shared voting power with respect to 475,500 shares. With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purpose of Section 13(d) since they have shared power to make decisions whether to retain or dispose of the securities. Neuberger is the sub-advisor to the above referenced funds. It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.

(16) As reported on Schedule 13G filed with the Securities and Exchange Commission in February 2000. Systematic Financial Management, L.P. has shared voting power and sole dispositive power over such shares.

(17) As reported on Schedule 13G filed with the Securities and Exchange Commission in February 2001.

(18) As reported on Schedule 13G filed with the Securities and Exchange Commission in February 2001; these shares have been acquired on behalf of discretionary clients of Liberty Wanger Asset Management, L.P., including Liberty Acorn Trust.

(19) The total for all directors and executive officers as a group includes 473,937 shares issuable to the directors and officers pursuant to stock options exercisable within 60 days of March 1, 2001.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently the three classes -- Class I, Class II and Class III -- consist of three, three and two directors each, respectively, whose terms expire, respectively, at the 2003, 2002 and 2001 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, a class of directors is elected for a term of three years and until the directors' successors are duly elected and qualified. The two Class III directors elected at this Meeting will be elected to serve until the 2004 Annual Meeting of Stockholders.

     The Board of Directors has fixed the number of directors at eight and has designated as Class III director nominees Ronald J. Sidman and Benjamin Peltz. Each of the nominees is currently a Class III director of the Company.

     The persons named in the proxy will vote to elect Ronald J. Sidman and Benjamin Peltz as Class III directors, unless authority to vote for the election is withheld by marking the proxy to that effect, or the proxy is marked with the names of directors as to whom authority to vote is withheld. In the event that any nominee shall become unable or unwilling to serve, the persons acting under the proxy may vote the proxy for the election of a substitute. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

     THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF RONALD J. SIDMAN AND BENJAMIN PELTZ AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE IN THE PROXY.

     Set forth below is certain information furnished to the Company by each director of the Company (including the two nominees for Class III director). Information regarding the number of shares of the Company's Common Stock beneficially owned by each of them, directly or indirectly, as of March 1, 2001, appears on page 3.

   NOMINEES FOR ELECTION AS CLASS III DIRECTORS -- TERMS EXPIRING AT THE 2004
                          ANNUAL STOCKHOLDERS MEETING

                                                                          YEAR FIRST
                                                                            BECAME
        NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT             AGE        DIRECTOR
------------------------------------------------------------    ---       ----------
Ronald J. Sidman, Chairman of the Board, Chief Executive
  Officer and President.....................................     54          1975
Benjamin Peltz, Director....................................     61          1975

                CLASS II DIRECTORS -- TERMS EXPIRING AT THE 2003
                          ANNUAL STOCKHOLDERS MEETING

Evelyn Sidman, Clerk........................................     87          1979
Lewis M. Weston, Independent Financial Consultant and
  Retired Partner, Goldman, Sachs & Co......................     74          1998
Walker J. Wallace, Independent Consultant...................     56          1999

                CLASS I DIRECTORS -- TERMS EXPIRING AT THE 2002
                          ANNUAL STOCKHOLDERS MEETING

Jerome M. Karp, Director....................................     73         1969
Fred T. Page, Independent Consultant........................     54         1988
Kenneth R. Sidman, Vice President -- Business & Technology
  Development, Saint-Gobain Performance Plastics Corp.......     55         1998

     Ronald J. Sidman has been the President of the Company since January 1989 and the Chairman of the Board and Chief Executive Officer of the Company since March 1995.

     Benjamin Peltz served as the Treasurer of the Company from May 1970 to January 1998 and as the Senior Vice President of the Company from January 1980 until June 30, 1997 when he retired from the Company.

     Evelyn Sidman has held the position of Clerk of the Company for over five years.

     Jerome M. Karp served as Vice Chairman of the Board from January 1989 until his retirement from the Company on August 8, 1999.

     Fred T. Page was with Southern New England Telecommunications Corporation ("SNET"), a subsidiary of SBC Inc., for 30 years, from 1969 to 1999. From January 1994 to March 1999 he served as President -- Network Services of SNET. Mr. Page is now an independent consultant.

     Kenneth R. Sidman has been Vice President, Business & Technology Development, at Saint-Gobain Performance Plastics Corp. since 1997. Mr. Sidman joined Saint-Gobain Performance Plastics Corp. (formerly Norton Performance Plastics Corp.) in 1984 as Director, New Business Development, and from 1992 to 1997, was Vice President, Marketing and New Business Development.

     Lewis M. Weston is a Retired Partner of Goldman, Sachs & Co., and was a Limited Partner of Goldman Sachs from 1978 to 1999. He had been with Goldman Sachs since 1951 and was made a General Partner in 1967. He was Partner in charge of the Syndicate Department from 1969 to 1978, a period during which he was also active with the National Association of Securities Dealers (NASD), serving three years as a member of the NASD's Board of Governors. Currently, Mr. Weston is a board member of the Thai Prime Fund, Singapore, as well as a member of the International Advisory Board of Banco Finantia, Lisbon, Portugal.

     Walker J. Wallace was with Procter & Gamble for 30 years, from 1967 to 1997. He was made a Vice President of Procter & Gamble in 1991 and served as Vice President -- Worldwide Strategic Planning for various core product categories (laundry and cleaning products, paper products, diapers) from 1993 to 1997.

     Evelyn Sidman is the mother of Ronald J. Sidman and Kenneth R. Sidman. Benjamin Peltz is Mrs. Sidman's son-in-law and the brother-in-law of Kenneth R. Sidman and Ronald J. Sidman.

COMMITTEES OF THE BOARD

     The Board of Directors of the Company has an Audit Committee and a Compensation Committee.

     The Audit Committee is responsible for reviewing the Company's financial statements. Among other matters, the Audit Committee reviews the Company's internal accounting controls and financial statements, reviews with the Company's independent auditors the scope of their audit, their independent auditors' report and recommendations, and recommends the selection of the Company's independent public accountants. During 2000, the Audit Committee consisted of Messrs. Page, Wallace, Weston and Peltz and held five meetings.

     The Compensation Committee is responsible for determining and reporting to the Board of Directors on the annual compensation for all executive officers including salaries, fringe benefits and incentive compensation paid to the executive officers under the Company's Annual Incentive Plan, as amended (the "Annual Incentive Plan"). The Committee is also responsible for both administering and granting stock options, stock appreciation rights, stock awards, and other awards under the Company's 1993 Equity Incentive Plan, as amended (the "Equity Incentive Plan"). During 2000, the Compensation Committee consisted of Messrs. Weston and Page, and held two meetings.

     The Company does not have a standing Nominating Committee.

     During 2000, the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all Committees of the Board on which he or she then served.

COMPENSATION OF DIRECTORS

     During 2000, the Company paid each director who is not an employee of the Company an annual retainer of $17,500 for Board service, plus attendance fees of $1,050 per meeting for each Board or committee meeting attended. The Company also reimbursed expenses incurred in connection with service on the Board or on a Committee.

     In 2000, each non-employee director who served on the Board for the entire previous twelve months received an option to purchase 6,000 shares of the Company's common stock under the Company's 1993 Stock Option Plan for Directors (the "Directors Plan"). This option is exercisable on the date of the grant. In addition, each non-employee Board member upon election to the Board receives a one-time award of an option for 20,000 shares that becomes exercisable in three equal annual installments commencing on the first anniversary of the date of grant. The exercise price of these options is equal to the fair market value per share of the Company's Common Stock on the date of the grant. Accordingly, on May 18, 2000 each of Messrs. Page, Karp, Weston, Peltz, Wallace and Kenneth Sidman were granted options to purchase 6,000 shares of Common Stock at an exercise price of $10.125 per share.

     Mr. Peltz retired from the Company on June 30, 1997 and continues to serve as a director of the Company. He receives the same compensation as other non-employee directors of the Company and, in addition, receives coverage under the Company's group health plan and medical reimbursement plan so long as he is a director of the Company.

     Mr. Karp retired from the Company on August 8, 1999, but continues to serve as a director of the Company and as a non-employee President, director and Chairman of the Company's Delaware subsidiary. He receives the same compensation as other non-employee directors of the Company and, in addition, continues to receive coverage under the Company's group health plan and medical reimbursement plan so long as he is a director of the Company. As a non-employee President, director and Chairman of the Company's Delaware subsidiary, Mr. Karp receives one-half of the annual retainer fee and meetings attendance fees paid to non-employee directors of the Company; and an annual award equal to one-half of the annual award granted to non-employee directors of the Company under the Company's equity-based award plans in effect from time to time. Accordingly, on May 18, 2000, the Company granted to Mr. Karp, under the Directors Plan, a stock option for 3,000 shares with an exercise price of $10.125 and which is exercisable on the date of the grant.

     Each option granted to directors in 2000 under the Directors Plan will expire 10 years after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Following death or other termination of an individual's status as a director, each vested option will remain exercisable for a period of one year but in no event beyond the tenth anniversary of the date of grant. In the event of any merger, consolidation, sale of substantially all of the Company's assets or dissolution or liquidation of the Company, all options outstanding under the Directors Plan that are not otherwise exercisable will become immediately exercisable at least twenty (20) days prior to the effective date of such transaction.

                       COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     In addition to the incumbent directors and nominees for Class III director, as to whom information is furnished in the table on page 6, the executive officers of the Company during 2000 also included the following:

     John R. Beals, age 46, has been the Senior Vice President -- Finance of the Company since March 1998, and Treasurer of the Company since January 1998. He also has been the Company's Chief Financial Officer since July 1997. From July 1997 to March 1998 he was Vice President -- Finance of the Company and from January 1990 to June 1997, Mr. Beals was the Company's Assistant Treasurer and Controller.

     Bruce Baron, age 40, has been Senior Vice President -- Operations of the Company since August 1997. Prior to that time, he was Vice President of Operations at Crabtree & Evelyn from 1988 to July 1997.

     James A. Connors Jr., age 44, has been the Company's Senior Vice
President -- Product Development since May 2000. Prior to that time, from September 1994 to July 1998, he was Vice President, Operations Engineering of Hasbro Manufacturing Services, and from July 1998 to May 2000 he was Senior Vice President, Operations Engineering of Hasbro Global Operations.

     Richard F. Schaub, Jr., age 41, has been Executive Vice President, Marketing and Sales of the Company since October 2000. Prior to that time, from March 1999 to September 2000, he was Managing Director of Maclaren USA Inc., a manufacturer of baby strollers; from September 1997 to March 1999, he was Senior Vice President, Marketing of Evenflo Company, Inc. and from September 1994 to September 1997, he was president of Priss Prints, Inc.

     Mark C. Strozik, age 41, has been Vice President -- Human Resources of the Company since March 2001. Prior to that time, from October 1998 to March 2001, he was Manager of Human Resources, Employment and Human Resources Information Systems of Ocean Spray Cranberries, Inc., and from May 1994 to October 1998 he was Human Resources Manager, Health New England.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 1998, 1999 and 2000 paid or accrued by the Company to each of the following: (i) the Company's Chief Executive Officer; and
(ii) the Company's executive officers who earned more than $100,000 in the 2000 fiscal year (collectively, the "named officers").

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION
                                  -----------------------------         LONG-TERM
                                                         OTHER     COMPENSATION AWARDS
                                                        ANNUAL    ---------------------
NAME AND                                                COMPEN-   SECURITIES UNDERLYING      ALL OTHER
PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)   SATION         OPTIONS(2)         COMPENSATION(3)
---------------------------------------------------------------------------------------------------------
Ronald J. Sidman           2000   $381,632   $158,760     --              57,653              $50,758
Chairman of the Board      1999    357,832     70,217     --              38,389               49,013
  of Directors, Chief      1998    334,821    416,571     --              80,000               38,046
  Executive Officer and
  President

John R. Beals              2000    170,112     30,588     --              19,274               19,247
Senior Vice President --   1999    158,329     15,402     --               6,417               18,182
  Finance, Chief           1998    144,212     89,806     --               4,650               18,421
  Financial Officer and
  Treasurer

Wayne Shea                 2000    170,112     35,384     --              19,274               19,247
Senior Vice President --   1999    159,506     15,650     --               6,417               18,182
  World Wide Sales &       1998    155,633     97,028     --               6,546               18,421
  Merchandising
Bruce Baron                2000    162,749     33,852     --               9,220               19,247
Senior Vice President --   1999    152,811     15,016     --               4,605               18,182
  Operations               1998    151,186     94,281     --              10,000               16,421

James A. Connors, Jr.(4)   2000    120,972     93,080     --              40,000                  213
  Senior Vice              1999         --         --     --                  --                   --
     President --
  Product Development      1998         --         --     --                  --                   --

Deborah H. Levenson(5)     2000    104,114     21,496     --              18,440              165,997
  Former Senior Vice --    1999    107,117      7,553     --               1,936               15,417
  President Marketing      1998     93,056     46,787     --               2,632               14,909

---------------
(1) The bonus amounts were earned by these executive officers in fiscal year 2000, 1999, and 1998 under the Company's Annual Incentive Plan and paid to the executive officers following the end of the respective fiscal year.

(2) These numbers represent options to purchase shares of the Company's Common Stock granted pursuant to the Company's Equity Incentive Plan. See "Option/SAR Grants in Last Fiscal Year" for more detailed information on such options.

(3) The amounts shown in this column for 2000 reflect (i) payment of life insurance premiums of $31,511 made on behalf of Ronald J. Sidman by the Company during the 2000 fiscal year; (ii) contributions in the amount of $19,247 made by the Company to the Company's defined contribution pension and 401(k) plans on behalf of each of Messrs. Sidman, Beals, Shea and Baron, respectively; (iii) contributions in the amount of $2,000 and $213 made by the Company to the Company's defined contribution pension and 401(k) plans on behalf of Ms. Levenson and Mr. Connors, respectively; and (iv) salary continuation paid in fiscal year 2000 and payable after the end of the fiscal year to Ms. Levenson under her Agreement and General Release with the Company in the aggregate amount of up to $165,997.

(4) Mr. Connors' employment with the Company began on May 8, 2000. Amounts stated under the "Bonus" column include a signing bonus in the amount of $55,000.

(5) Ms. Levenson's employment with the Company terminated on September 8, 2000. Information concerning Ms. Levenson's compensation is included in the table pursuant to SEC rules because the salary and bonus compensation that was paid to her during 2000 places her among the Company's executive officers who earned more than $100,000.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth grants of stock options pursuant to the Company's Equity Incentive Plan during the 2000 fiscal year to the named officers reflected in the Summary Compensation Table above:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE
                                           PERCENTAGE                             VALUE AT ASSUMED ANNUAL
                            NUMBER OF       OF TOTAL                               RATES OF STOCK PRICE
                            SECURITIES    OPTIONS/SARS                            APPRECIATION FOR OPTION
                            UNDERLYING     GRANTED TO    EXERCISE                         TERM(2)
                           OPTIONS/SARS   EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
NAME                        GRANTED(1)    FISCAL YEAR    SHARE(1)       DATE         5%            10%
---------------------------------------------------------------------------------------------------------
Ronald J. Sidman              57,653**       13.52%       $6.9395    3/29/2010     251,538       637,445
Wayne Shea                    19,274*         4.52         6.9375    3/29/2010      84,092       213,105
John R. Beals                 19,274*         4.52         6.9375    3/29/2010      84,092       213,105
Bruce Baron                    9,220*         2.16         6.9375    3/29/2010      40,226       101,942
James A. Connors, Jr.         40,000*         9.38         9.0000    5/08/2010     226,402       573,747
Deborah H. Levenson           18,440*         4.32         6.9375    3/29/2010           0             0

---------------

**  A non-qualified stock option

*   An incentive stock option

(1) All stock options were granted in 2000 pursuant to the Company's Equity Incentive Plan. The exercise price of the incentive stock options granted to all the named officers and the exercise price of the non-qualified option granted to Ronald J. Sidman was equal to the fair market value (the closing sale price) of the Company's shares on the date of the grant. The options are exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options are not transferable except by will or by the laws of descent and distribution. The post-retirement exercise period for exercisable options is generally three months. Upon a "change of control" of the Company (as defined by the Plan), each outstanding stock option becomes immediately exercisable in full and remains exercisable until the expiration of the term of the option. The Plan defines a "change of control" of the Company as the occurrence of certain events, including the acquisition by a third party of 25% or more of the Company's outstanding voting stock, a change in the majority of the Board, a merger, consolidation, dissolution, or liquidation of the Company, or a sale of substantially all the Company's assets, subject, in each case, to certain exceptions.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted to each of the named officers under the Company's Equity Incentive Plan including the number of unexercised options outstanding on December 31, 2000 and the value of such unexercised options on December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES
--------------------------------------------------------------------------------

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR END           AT FISCAL YEAR END(2)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME              ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Ronald J. Sidman                40,000         $90,872       124,128        109,914        $44,800        $64,900
Wayne Shea                       8,000          21,754        18,503         25,734         13,100         21,700
John R. Beals                    6,000          16,312        13,238         25,102          6,600         21,700
Bruce Baron                          0               0        38,202         15,623              0         10,400
James A. Connors, Jr.                0               0             0         40,000              0              0
Deborah H. Levenson              8,000          28,475             0              0              0              0

---------------

(1) Amounts show in this column do not necessarily represent actual value realized from the sale of shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) Value is based on the difference between the option exercise price and the fair market value at 2000 fiscal year end ($8.0625 per share, which was the closing sale price of the Company's Common Stock on the NASDAQ National Market on December 29, 2000) multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

  Ronald J. Sidman

     The Company entered into an employment agreement with Mr. Ronald J. Sidman on September 30, 1999. The Agreement provides that Mr. Sidman will continue to serve as Chairman of the Board, President, and Chief Executive Officer for a five-year term, which is automatically renewed every five years. His base salary under the agreement for 2000 was $378,600, which may be increased in the discretion of the Compensation Committee.

     Mr. Sidman participates in the Company's annual incentive cash compensation plans ("Annual Incentive Compensation") and all benefit plans provided to the Company's executive officers and employees in general ("Benefits"). The Company also pays the premiums on certain life insurance policies, the total face amount of which will not exceed $7,500,000.

     Mr. Sidman will receive a lump-sum severance payment if the Company terminates his employment for any reason (other than "Cause") or if he terminates his employment for "Good Reason" prior to a "Change of Control" of the Company. This lump-sum payment will be equal to the greater of (i) the sum of his base salary and the Annual Incentive Compensation that he would have received for the remainder of the five-year term then in effect; or (ii) three times the sum of his base salary and the highest amount of his Annual

Incentive Compensation for the three most recent fiscal years. He will also continue to receive all Benefits for a period equal to the greater of the remainder of the five-year term then in effect or three (3) years from the date of his termination. In addition, all his stock options become immediately exercisable and may be exercised for an extended period. In consideration of such severance payments and Benefits, Mr. Sidman will not compete with the Company for a three-year period following his termination.

     In the event of Mr. Sidman's disability or death, he (or his estate) will receive his base salary for a one-year period (less any disability insurance proceeds from policies paid for by the Company). He will continue to participate in all Benefits for a one-year period in the event of his disability. His non-qualified stock options will continue to vest for a one-year period and may be exercised until the earlier of one year or the expiration date of the options.

     If the Company terminates Mr. Sidman's employment for any reason or if Mr. Sidman voluntarily terminates his employment for any reason within three years following a "Change of Control," he will receive a lump sum amount equal to 2.99 times the sum of his base salary and the highest amount of his Annual Incentive Compensation in the three most recent fiscal years. He will continue to receive all Benefits for a three-year period. His stock options become immediately exercisable and all options will be exercisable until the earlier of the third anniversary date of the earlier of his termination or the expiration date of the options. In addition, if any payments made to Mr. Sidman in connection with a "Change of Control" could subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, he will receive a "gross-up" amount so as to place him in the same after-tax position he would have been in had such excise tax not applied.

     The Agreement defines "Good Reason" to include removal from his current positions, a diminution in compensation or benefits, and relocation. "Cause" is defined as willful and continuing failure to perform his duties or the willful engaging in conduct materially injurious to the Company. A "Change of Control" is defined as the occurrence of certain events, including the acquisition by a third party of 25% or more of the Company's outstanding voting stock, a change in the majority of the Board, or a merger, consolidation, dissolution or liquidation of the Company or a sale of substantially all of the Company's assets subject, in each case, to certain exceptions.

  Non-Competition Agreements -- Executive Officers

     The Company also has agreements with Messrs. Wayne Shea, James Connors, Bruce Baron and Richard Schaub which generally restrict such officers from engaging in any business competitive with the Company's business (as defined in the agreements) for a twelve month period following termination of employment for any reason (other than disability, voluntary termination by the employee or termination for cause as defined in the agreements), subject to severance payments to such officer equal to his annual base salary and benefits to be paid or provided over a twelve month period.

  Change of Control Agreement -- Richard Schaub

     The Company also has a change of control agreement with Mr. Richard Schaub, on substantially the same terms as the change of control agreement described above relating to Mr. Sidman, except that the lump sum payment to Mr. Schaub would be the sum of two times his base salary and the highest amount of his Annual Incentive Compensation in the three most recent fiscal years; the Company would continue to pay Mr. Schaub his Benefits for a period of two years; and his stock options would be exercisable until the earlier of two years from his date of termination or the expiration date of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lewis M. Weston and Fred T. Page, both non-employee directors, currently constitute the Company's Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Lewis M. Weston and Fred T. Page, who are both independent, non-employee directors. The Committee is responsible for the development and administration of the Company's compensation policies and program for its executive officers, including the Chief Executive Officer. The Company's executive compensation program is designed to:

     - Support the achievement of strategic goals and objectives of the Company;

     - Attract and retain high-caliber executives, who are critical to the long-term success of the Company;

     - Provide compensation that is competitive with compensation offered by comparable companies; and

     - Align the executive officers' interests with the success of the Company.

     The Committee is responsible for establishing the base salaries of the Company's President, Chairman, and Chief Executive Officer, Mr. Ronald J. Sidman (the "CEO"), and its other executive officers (the "executive officers"). The Committee is also responsible for (1) administering and approving stock option grants and other awards to the executive officers under the Company's Equity Incentive Plan; and (2) administering, setting performance goals, and approving potential cash awards under the Company's Annual Incentive Plan.

COMPENSATION PROGRAM

     The Company's total compensation package for its executive officers consists of three principal components: base salary, annual incentive cash awards, and stock option awards. The Committee reaffirmed its belief, in setting compensation for 2000, that a significant portion of each executive officer's and the CEO's total compensation should consist of the annual incentive cash award, receipt of which is tied to the performance of each individual and the Company's annual performance compared to measurable corporate performance criteria. This strategy is intended to increase the importance to each individual both of his or her own performance and of the Company's overall performance by linking individual and corporate performance to the compensation executive officers receive. Both the annual incentive cash awards and the stock option awards to executive officers in 2000 were based in part on the Committee's evaluation of each individual's job performance, in light of recommendations by the CEO, and overall Company performance in 1999. The Committee assessed individual performance by evaluating each officer's performance against both quantitative and qualitative measures, including the Company's results for the prior fiscal year.

     Generally, the Committee's objective is to have each component of total executive officer compensation fall between the 50th and the 75th percentiles of total compensation provided to officers in similar positions employed by companies that have annual net sales and other attributes comparable to those of the Company. However, total compensation also is influenced significantly by the Company's overall performance and the individual performance of each executive officer. The Compensation Committee periodically reviews the components of each executive officer's compensation package with independent compensation advisors to help ensure that compensation levels are appropriate.

BASE SALARY

     The Compensation Committee sets and adjusts the base salaries of the executive officers based generally on its evaluation of the responsibilities, experience, and individual performance of each executive officer, taking into account his or her past and anticipated future contributions to the Company; the recommendations of the CEO on the setting and adjustment of the base salaries of the executive officers; the Committee's assessment of the salaries paid to officers compensation report provided to the Committee by an independent compensation consulting firm; and the overall performance of the Company in the prior fiscal year and the anticipated performance in the coming fiscal year.

     Based on all these considerations, the Committee approved increases for the year 2000 in the base salaries of the Company's executive officers from their prior year's base salaries. The Committee also established (based on the criteria discussed above) that the base salaries of the executive officers should be set at approximately the 50th percentile of base salaries paid to officers holding similar positions at companies with comparable annual net sales and other attributes.

ANNUAL INCENTIVE CASH AWARDS

     The Company's Annual Incentive Plan is designed to create incentive for exceeding a pre-tax profit goal. Payment of such awards under the Annual Incentive Plan is contingent upon the Company's achievement of a pre-tax net profit target established by the Committee generally by no later than the end of the first month of each fiscal year, and a portion is contingent upon each executive officer satisfying certain quantitative and/or qualitative personal performance measures. The Committee believes that making the annual incentive cash awards a significant portion of total compensation has the effect of providing greater incentive to executives to increase shareholder value. No awards are paid to any executive officer if the Company's pre-tax profit falls below the minimum level established by the Committee for the fiscal year. If the annual pre-tax net profit goal and the personal performance measures are satisfied, the an executive's incentive cash award is calculated as a percentage of the amount of base salary paid to the executive during the fiscal year, and such percentage increases in proportion to the amount by which pre-tax net profit achieved by the Company exceeds the minimum level established by the Committee.

     The Committee determined that the base salary plus the potential annual incentive cash awards should be set at approximately the 75th percentile of the base salary plus potential annual incentive cash awards offered to officers holding similar positions with companies with comparable annual net sales and other attributes.

     Each of the Company's executive officers received an annual incentive cash award in 2000 under the Company's Annual Incentive Plan based on the recommendations of the CEO and the performance measures described above.

STOCK OPTIONS

     Long-term incentives for executive officers and other employees are provided through stock options. The objectives of this program are to more closely align executive, employee and stockholder long-term interests by creating a strong and direct link between stockholder return and executive officer and employee compensation in the form of stock and option ownership by the executive officers and other employees.

     The Committee granted stock option awards to each executive officer in 2000 under the Company's Equity Incentive Plan. The size of each award is determined by an option valuation model; the Committee's consideration of data relating to similar grants to executive officers holding comparable positions at companies of similar size; and the Committee's assessment of the individual performance of each officer in the prior fiscal year and the expected contribution of such officer to the Company in 2000. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of the grant and will only have value if the price of the Company's common stock increases following the date of grant. The options awarded to executive officers in 2000 vest in three equal annual installments.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to each of the Company's CEO and its other most highly compensated executive officers. The Company does not believe that Section 162(m) will generally have an effect on the Company, because of the current and anticipated compensation levels of its executive officers and CEO. However, the Committee intends to periodically review the potential consequences of Section 162(m) and may structure the annual cash incentive awards under the Company's Annual Incentive Plan to comply with certain exemptions provided in Section 162(m) for certain performance-based compensation. The Company's Equity Incentive Plan is currently structured to comply with such exemptions so that the stock options and other awards under such plan to its executive officers will be tax deductible under Section 162(m).

     The Committee reserves the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, notwithstanding the Company's efforts, compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) may not, in fact, do so.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Ronald Sidman served as the Company's Chief Executive Officer during all of fiscal year 2000. The Committee's overall philosophy in determining compensation for Mr. Sidman includes many of the same considerations involved in its determinations relating to compensation for the Company's executive officers, including personal performance and the overall performance of the Company. However, the Committee also takes into account the fact that the overall performance of the Company is substantially dependent on the performance of Mr. Sidman. In light of that fact, the Committee considers that Mr. Sidman should be provided with a large potential cash incentive compensation in order to incentivize him to exceed the performance measures established by the Committee.

BASE SALARY

     The base salary of the CEO is based on the Committee's evaluation of his responsibilities, experience, and individual performance, taking into account his past and expected future contributions to the Company;

the Committee's assessment of the salaries paid to chief executive officers at companies of similar size; and the overall performance of the Company over the previous year.

     Based on these considerations, the Committee granted a 4% increase in the base salary of the CEO from $364,000 to $378,600 which became effective in March 2000. The Committee determined that this base salary fell mid-way between the 50th and 75th percentiles of base salaries paid to CEO's of companies of with comparable annual net sales and other attributes.

ANNUAL INCENTIVE CASH AWARD

     As noted above, the Company's Annual Incentive Plan is designed to create incentive for meeting or exceeding a pre-tax profit goals established by the Committee for the fiscal year. The Committee believes that the CEO should be eligible to receive a large proportion of his total compensation in the form of incentive cash compensation, as a means of creating a strong incentive for the CEO to create greater shareholder value by increasing the Company's pre-tax profit. The CEO was granted an annual incentive cash award in 2000 under the Company's Annual Incentive Plan because he satisfied his personal performance measures and the Company exceeded the pre-tax profit goal established for fiscal year 2000.

STOCK OPTIONS

     The CEO is also eligible to receive long-term incentive compensation in the form of stock options. The objectives of this program are to more closely align executive, employee and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return.

     The Committee granted stock options to the CEO in 2000 under the Company's Equity Incentive Plan. The size of the award was determined by an option valuation model; the Committee's consideration of data relating to similar grants to chief executive officers of companies with comparable annual net sales and other attributes. and the Committee's assessment of Mr. Sidman's performance in fiscal year 1999 and his expected contribution to the Company in 2000. Stock options were granted at an option price equal to the fair market value of the Company's common stock on the date of the grant and will only have value if the price of the Company's common stock increases following the date of grant. The options awarded to Mr. Sidman in 2000 vest in three equal annual installments.

     Submitted by the Compensation Committee of the Company's Board of Directors for fiscal year 2000:

           LEWIS M. WESTON                             FRED T. PAGE

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 31, 2000 with the cumulative total return on the NASDAQ-USA Index and the NASDAQ SIC #30 Index. The comparison assumes that the value of the investment in the Company's common stock and in each index was $100 on December 31, 1995 and that all dividends were reinvested.

                                                  THE FIRST YEARS INC.            NASDAQ - USA              NASDAQ - SIC #30
                                                  --------------------            ------------              ----------------
1995                                                     100.00                      100.00                      100.00
1996                                                     150.35                      123.03                      142.29
1997                                                     214.04                      150.68                      176.98
1998                                                     294.84                      212.46                      157.45
1999                                                     155.54                      394.82                      165.11
2000                                                     151.79                      237.37                       91.39

     Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from the Center for Research in Security Prices (CRSP) at the University of Chicago, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     The list of firms on the NASDAQ exchange changes constantly and [CRSP] continuously updates its data on NASDAQ stock prices; therefore, the performance of the NASDAQ indexes may vary slightly from one proxy statement to the next.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors, which consists of directors who meet the independence and experience requirements of NASDAQ, other than Mr. Peltz, who will be promptly resigning as a member of the Audit Committee following the Annual Meeting, has furnished the following report:

     The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board in May 2000, which is attached as APPENDIX A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2000, the Audit Committee took the following actions:

     - Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management and Deloitte & Touche LLP, the Company's independent auditors;

     - Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," relating to the conduct of the audit; and

     - Received written disclosures and the letter from Deloitte & Touche LLP regarding its independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee further discussed with Deloitte & Touche LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

     Based on the Audit Committee's review of the audited financial statements and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Company's Board of Directors for fiscal year 2000:

     LEWIS M. WESTON      BENJAMIN PELTZ      FRED T. PAGE     WALKER J. WALLACE

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no other reports are required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to the executive officers, directors and greater than ten percent beneficial owners were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with joining the Company, Richard F. Schaub, Jr., the Company's Executive Vice President, Marketing and Sales, received a loan from the Company in the principal amount of $80,000 in exchange for a promissory note dated September 28, 2000. In addition, in March 2001, Mr. Schaub received a loan from the Company in the principal amount of $53,000, for relocation expenses. These loans bear interest at the prime rate charged by Citizens Bank of Massachusetts, as such rate may be adjusted from time to time, plus one percent (1%), per year. Pursuant to the terms of the loans, one-fifth of the principal amount of the loans, together with interest on such amount, shall be forgiven each calendar year on the anniversary date of Mr. Schaub's employment with the Company (for the $80,000 loan) or the anniversary date of the first payment (for the $53,000 loan), provided that Mr. Schaub is still employed by the Company on such anniversary dates. In the event that Mr. Schaub's employment with the Company is terminated during the five years following his employment by the Company for any reason other than for cause, the outstanding principal and any accrued interest under the notes shall be forgiven on that date of termination. In the event that Mr. Schaub voluntarily terminates his employment with the Company, or the Company terminates Mr. Schaub's employment for cause, then the principal balance outstanding under the notes shall be immediately due and payable, but any accrued interest shall be forgiven.

                 INFORMATION REGARDING AUDITORS OF THE COMPANY
                                (NOTICE ITEM 2)

     Deloitte & Touche LLP were the Company's auditors for the fiscal year ended December 31, 2000, and the Board of Directors has selected them to serve as auditors for the fiscal year 2001, subject to ratification of such selection by the stockholders. Unless otherwise directed by the stockholders, proxies will be voted for a resolution ratifying the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors for the fiscal year 2001. The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting with the opportunity to make a statement if they so desire, and will be able to respond to appropriate questions.

AUDIT FEES

     Deloitte & Touche LLP billed the Company an aggregate of $120,000 (including out-of-pocket expenses) in fees for professional services rendered in connection with the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Deloitte & Touche LLP did not bill the Company for any professional services rendered to the Company for the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of the Company's information systems or the management of its local area network.

ALL OTHER FEES

     Deloitte and Touche LLP billed the Company an aggregate of $64,000 in fees and expenses for their provision of tax and securities advice, audits of employee benefit plans, and assistance with compliance with German accounting rules, for the fiscal year ended December 31, 2000.

     The Audit Committee has considered whether the provision of the services described above under the caption "All Other Fees" is compatible with maintaining Deloitte & Touche's independence.

     In the event that ratification of the appointment of Deloitte & Touche LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2001. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THE PROXY.

OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Meeting. If other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 2002 Annual Meeting of Stockholders and included in the Company's proxy statement and proxy for such Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8"), must be received by the Company at its principal executive offices not later than December 6, 2001 for inclusion in the proxy statement for that meeting.

     As established by the Company's advance notice by-law provision, proposals of Stockholders intended to be presented at the 2002 Annual Meeting of Stockholders, but which are submitted outside the processes of Rule 14a-8, and not intended to be included in the Company's proxy statement or proxy for such Annual Meeting, must be received by the Company at its principal executive offices not later than December 19, 2001. If such a proposal is not submitted by a stockholder by such date, then the proxies appointed under the proxy shall be allowed to use their discretionary voting authority when a proposal is raised at the 2002 Annual Meeting, without any discussion of the matter in the proxy statement for such meeting.

                                            By Order of the Board of Directors

                                            EVELYN SIDMAN
                                              Clerk

Avon, Massachusetts
Dated: April 6, 2001

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

     APPENDIX A -- CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                      ROLE

     The Audit Committee of the Board of Directors shall assist the Board in fulfilling its responsibility for overseeing that management has:

          (i) Maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

          (ii) Established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and

          (iii) Has established and maintained processes to assure compliance by the Company with all applicable laws, regulations, and Company policy.

     The Committee is expected to maintain free and open communication with the independent accountants and the management of the company. In discharging these oversight roles, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

                          COMPOSITION AND INDEPENDENCE

     Until June 1, 2001, the Audit Committee shall be comprised of at least two directors, and on or before June 1, 2001, shall be comprised of three or more directors, as determined by the Board, each of whom shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees in accordance with the applicable NASDAQ Marketplace Rules.

     The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments, and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

                                RESPONSIBILITIES

     The Audit Committee's primary responsibilities include:

     - Recommending to the Board the independent accountants to be selected or retained to audit the financial statements of the Company, and approve the fees and other compensation to be paid to the independent accountants. The Committee will request from the auditor a written affirmation that the auditor is, in fact, independent; discuss with the auditor any relationships that may impact the auditor's independence; and recommend to the Board any actions necessary to oversee the auditor's independence.

     - Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

     - Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants.

     - Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants.

     - Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

     - Reviewing with management and the independent auditor the quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

     - Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries, and reviewing the correction of controls deemed to be deficient.

     - Discussing with management and the Board of Directors the quality and adequacy of the Company's internal controls.

     - Discussing with management the status of pending litigations, taxation matters, and other areas of oversight to the legal and compliance area as may be appropriate.

     - Reporting through its Chairperson to the Board following meetings of the Audit Committee, and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

                                                               SKU # KIDCM-PS-00

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

----------------------------------------------------
              THE FIRST YEARS INC.
----------------------------------------------------

1. Election of Class II Directors:           For All                  For All
                                             Nominees    Withhold     Except
     (01) Ronald J. Sidman                     [ ]         [ ]          [ ]
     (02) Benjamin Peltz

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. Proposed to ratify the selection of         For       Against      Abstain
   Deloitte & Touche LLP as auditors for       [ ]         [ ]          [ ]
   the Company for the fiscal year 2001.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof.

Mark box at right if an address change or comment has been noted on the reverse
side of this card.   [ ]

Please be sure to sign and date this Proxy.  Date
                                                  -------------

--------------------------------------       -----------------------------------
Stockholder sign here                        Co-owner sign here



                              THE FIRST YEARS INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 17, 2001

The undersigned stockholder of The First Years Inc. (the "Company") hereby appoints Ronald J. Sidman, Benjamin Peltz and John R. Beals (each with power to act without the others and with power of substitution) proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 17, 2001, and at any adjournment thereof, with all the power the undersigned would possess if personally present, and to vote, as designated on the reverse side of this card, all shares of Common Stock of the Company which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

Each of the matters referred to on the reverse side of this card is more fully described in the Notice of and Proxy Statement for the Meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS 1 AND 2 AND THAT YOU GRANT THE PROXIES DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF THE PROXY IS SIGNED AND RETURNED WITH NO INSTRUCTIONS, THE PROXY WILL BE VOTED "FOR ALL NOMINEES" WITH RESPECT TO ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2. BROKER NON-VOTES, HOWEVER, WILL NOT BE VOTED IN FAVOR OF ANY MATTER AND WILL NOT BE COUNTED AS VOTES CAST ON ANY MATTER.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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